CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Alternative Strategies Fund (formerly known as Ladenburg Thalmann Alternative Strategies Fund) and to the use of our report dated August 28, 2014 on the financial statements and financial highlights of Alternative Strategies Fund.  Such financial statements and financial highlights appear in the June 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 28, 2014